FORM 10f-3

                THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust's Rule 10f-3 Procedures

1.    Name of Purchasing Portfolio:  BlackRock Kentucky
Municipal Bond Portfolio (BR-KY)

2.    Issuer:   The Turnpike Authority of Kentucky

3.    Date of Purchase:  April 16, 2009

4.    Underwriter from whom purchased:  Goldman, Sachs & Co.

5.    Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: NatCity Investments, Inc.

a.    List Members of Underwriting Syndicate:  Goldman,
Sachs & Co., J.J.B. Hilliard, W.L. Lyons, LLC,
NatCity Investments, Inc., Morgan Keegan & Co.,
Inc., J.P. Morgan Securities Inc., Wachovia Bank,
NA, Edward D. Jones & Co., L.P., First Kentucky
Securities Corp., Ross, Sinclaire & Associates, LLC

6.    Aggregate principal amount purchased (out of total
offering) (if an equity offering, list aggregate
number of shares purchased (out of total number of
shares offered)):   (BR-KY) $1,000,000 out of
$153,305,000

7.    Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering,
list aggregate number of shares purchased (out of
total number of shares offered)):   $4,825,000 out of
$153,305,000

8.    Purchase price (net of fees and expenses):  $100.151
in 2029

9. Date offering commenced (if different from Date of Purchase): April 15, 2009

10. Offering price at end of first day on which any sales were made:

11.    Have the following conditions been satisfied:
Yes    No

a.    The securities are part of an issue registered
      under the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible
      Municipal Securities, or are securities sold in an
      Eligible Foreign Offering or are securities sold
      in an Eligible Rule 144A Offering or part of an
      issue of government securities.      Yes

b.    The securities were purchased prior to the
      end of the first day on which any sales
      were made, at a price that was not more
      than the price paid by each other
      purchaser of securities in that offering
      or in any concurrent offering of the
      securities (except, in the case of an
      Eligible Foreign Offering, for any rights
      to purchase required by laws to be granted
      to existing security holders of the
      Issuer) or, if a rights offering, the
      securities were purchased on or before the
      fourth day preceding the day on which the
      rights offering terminated.            Yes

c.    The underwriting was a firm commitment
      underwriting.                        Yes

d.    The commission, spread or profit was
      reasonable and fair in relation to that
      being received by others for underwriting similar securities during the same period.
      Yes

e.    In respect of any securities other than
      Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
      (including the operations of predecessors).
      Yes

f.    Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?                    Yes

Approved: Janine Bianchino
Date:  4/23/09